Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR APRIL AND FIRST QUARTER 2013

Bellport, NY May 09, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales of $17.5 million for the four week fiscal month of April 2013, which ended May 04, 2013, versus $17.7 million for the four week fiscal month of April 2012, which ended April 28, 2012. For the first quarter of 2013, total net sales were $58.9 million in the current year compared with $58.1 million last year. For the month of April 2013, comparable store sales decreased by 3.9%. For the first quarter ending April 2013, comparable store sales decreased by 0.9%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA APRIL AND FIRST QUARTER 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		(Decrease)		Increase
		Increase		Increase

Number of Open Stores, April	337	(1.5%)	342	(2.6%)	351

April Total Retail Sales	$17,450	(1.6%)	$17,733	(0.7%)	$17,860

Quarter-End April Total Retail Sales	$58,868	1.3%	$58,108	0.6%	$57,748

April Comparable Store Sales		(3.9%)		(1.4%)		21.7%

Quarter - End April Comparable Store Sales		(0.9%)		1.8%		14.3%